CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT


         As independent public accountants, we hereby consent to the use of our audit report dated August 25, 2004 for the IMS Capital Value Fund, IMS Strategic Allocation Fund and IMS Strategic Income Fund and all references to our firm included in or made a part of this Post-Effective Amendment No. 21 to Unified Series Trust's Registration Statement on Form N-1A (File No. 333-100654).



Cohen McCurdy, Ltd.
Westlake, Ohio
September 27, 2004




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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT


         As independent public accountants, we hereby consent to the use of all references to our firm included in or made a part of this Post-Effective Amendment #21 to Unified Series Trust's Registration Statement on Form N-1A (file No. 333-100654), including the reference to our firm under the heading "Financial Highlights" in the Funds' Prospectus.



McCurdy & Associates CPA's, Inc.
Westlake, Ohio
September 27, 2004